# Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "PERNIX GROUP, INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF DECEMBER, A.D. 2013, AT 12:28 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY OF STATE · DELAWARE · 1776 · 1976

Jeffrey W. Bullock, Secretary of State

3404659 8100

131442646

AUTHENTICATION: 0995902

DATE: 12-18-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:27 PM 12/18/2013
FILED 12:28 PM 12/18/2013
SRV 131442646 - 3404659 FILE

# STATE OF DELAWARE AMENDED CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK OF PERNIX GROUP, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

**FIRST**: That the shareholders of the Corporation approved, upon the filing and effectiveness of the amendment to the Corporation's Restated Certificate of Incorporation (the "Effective Time"), as corrected pursuant to Delaware law, the total number of shares of preferred stock which the Corporation shall have authority to issue is 5.5 million (5,500,000), par value $.01 per share ("Preferred Stock").

**SECOND**: That the Board of Directors of the Corporation, pursuant to the authority explicitly granted to them under Article Fourth of the Restated Certificate of Incorporation, duly adopted a resolution to amend the Restated Certificate of Designation of Series A Preferred Stock of said Corporation, at the Effective Time, to reflect the Corporation's number of authorized shares designated as Series A Preferred Stock from one hundred thousand (100,000) to one million (1,000,000) authorized preferred shares.

**RESOLVED**, that the Corporation's Certificate of Designation for Preferred Stock Series A is amended in the recitals to read as follows:

"PERNIX GROUP, INC.

Certificate of Designation

Series A Preferred Stock

Par Value $.01 per share

Pursuant to Section 151 of the

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General Corporation law of the State of Delaware

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The undersigned, Secretary of Pernix Group, Inc., a Delaware corporation (hereinafter called the "Corporation"), DOES HEREBY CERTIFY that the following resolution has been duly adopted by unanimous written consent of the Board of Directors of the Corporation;

RESOLVED, at the Effective Time, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (as amended from time to time, the "Certificate of Incorporation"), there hereby is created, out of the 5,500,000 shares of authorized Preferred Stock, par value $0.01 per share, of the Corporation authorized in Article Fourth of its Certificate of Incorporation (the "Preferred Stock"),

a series of Preferred Stock of the Corporation consisting of 1,000,000 shares, which series shall be designated as "Series A Preferred Stock" and shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions:

Section 1. Dividends.

1A. General Obligation. When and as declared by the Corporation's board of directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends to the holders of the Series A Preferred Stock (the "Series A Preferred") as provided in this Section 1. Except as otherwise provided herein, dividends on each share of the Series A Preferred (a "Share") issued shall accrue on a daily basis at the rate of 8.0% per annum, of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Share to and including the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid or the date on which such Share is converted into shares of Conversion Stock hereunder. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

1B. Dividend Reference Dates. All accrued dividends shall be payable on a quarterly basis, beginning March 31, 2014 (the "Dividend Dates"). To the extent not paid on December 31 of each year, beginning December 31, 2013 (the "Dividend Reference Dates"), all dividends which have accrued on each Share outstanding during the year (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid.

Section 6. Conversion.

6A. Conversion Procedure.

(i) Subject to Section 6A(iii) below, any holder of Series A Preferred issued may convert all or any portion of the Series A Preferred (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by the Purchase Price and dividing the result by the Conversion Price then in effect.

(iii) The conversion rights of any Share shall terminate on the fourth anniversary of the date of issuance of such Share thereby allowing the Series A Preferred shares to be converted into Common Shares at any time from the date of issuance up to the fourth anniversary of the issuance of the Series A Preferred Shares, at which time they must be converted pursuant to Section 7A(i) below.

Section 7. Forced Conversion.

7A. Forced Conversion Procedure.

(i) Subject to Section 7A(iii) below, the Corporation may convert all or any portion of the Series A Preferred issued (including any fraction of a Share) into a number of shares of Conversion Stock on any date ("Forced Conversion Date") beginning on the fourth anniversary of the issuance of the Series A Preferred Stock, computed by multiplying the number of Shares to be converted by the Purchase Price and dividing the result by the Conversion Price then in effect as described in the Conversion Procedure Section 6A(i) above.

(iii) The right of forced conversion of any Share hereunder shall not terminate after the fourth anniversary of the issuance of the Series A Preferred Stock.

Section 10. Definitions.

"Conversion Price" means $3.50, subject to adjustment as set forth in Section 6.

"Forced Conversion Ratio" is computed by multiplying the number of Shares to be converted by the Purchase Price and dividing the result by the Conversion Price then in effect, subject to adjustment as set forth in Section 7.

"Purchase Price" means the amount of proceeds per share issued and received by the Corporation at the date of issuance of the Series A Preferred Stock.

**IN WITNESS WHEREOF**, said corporation has caused this certificate to be signed this 18th day of December, 2013.

By: ______________________

Authorized Officer

Title: CEO

Name: Nidal Z. Zayed